EXHIBIT 10.21

SEPARATION AGREEMENT
January 12, 2019

This Separation Agreement (" Agreement ") is made and entered into by and between Geisha Williams and PG&E Corporation (the " Corporation") (collectively the "Parties") and sets forth the terms and conditions of Ms. Williams' separation from employment with the Corporation. The "Effective Date" of this Agreement is defined in paragraph 18(a).

1.Resignation. Ms. Williams will resign from her position as Chief Executive Officer and member of the Board of Directors of PG&E Corporation effective January 14, 2019. Regardless of whether Ms. Williams accepts this Agreement, on January 14, 2019, she will be paid all salary or wages and vacation accrued, unpaid and owed to her as of that date, she will remain entitled to any other benefits to which she is otherwise entitled under the provisions of the Corporation's plans and programs, and she will receive notice of the right to continue her existing health-insurance coverage pursuant to COBRA.

The benefits set forth in paragraph 2 below are conditioned upon Ms. Williams' acceptance of this Agreement.

2.Separation benefits. In consideration of her acceptance of this Agreement, the Corporation will provide to Ms. Williams the following separation benefits:

a.Severance payment. Under the terms of the 2012 PG&E Corporation Officer Severance Policy, Ms. Williams's severance payment amount is $2,585,917 (Two Million Five Hundred Eight-Five Thousand Nine Hundred Seventeen Dollars.) Following her execution of this Agreement as set forth in paragraph 18(a), the Corporation will make the severance payment, less applicable withholdings and deductions, to Ms. Williams.

b.Stock. Upon the January 14, 2019 resignation date but conditioned on the occurrence of the Effective Date of this Agreement as set forth in paragraph 18(a) below, all unvested restricted stock unit grants and performance share grants provided to Ms. Williams under the Corporation's 2014 Long-Term Incentive Plan ("LTIP") shall continue to vest, terminate, or be canceled as provided in the LTIP award agreements.

c.Career transition services. For a maximum period of one year following January 14, 2019, the Corporation will provide Ms. Williams with executive career transition services from Lee Hecht Harrison, with total payments to the firm not to exceed $12,000 (Twelve Thousand Dollars.). Lee Hecht Harrison shall bill the Corporation directly for their services to Ms. Williams. Ms. Williams' s entitlement to services under this Agreement will terminate when she becomes employed, either by another employer or through self-employment other than consulting with the Corporation.

d.Security Services. For the period of one year, the Corporation will provide her with security services commensurate with the current security services provided. Her right to such services will terminate if Ms. Williams' relocates from Northern California.

e.Payment of COBRA premium. In addition to the severance payment described in paragraph 2a, the Corporation will pay Ms. Williams the amount of $48,939 (Forty-Eight Thousand Nine Hundred Thirty-Nine Dollars), which is an estimated value of her monthly COBRA premiums for the eighteen-month period commencing the first full month after January 14, 2019.

3.Defense and indemnification in third-party claim. The Corporation and/or its affiliate, or subsidiary will provide Ms. Williams with legal representation and indemnification protection, in connection with any legal proceeding, hearing or investigation, in which she is a party or is threatened to be made a party by reason of the fact that she is or was an employee or officer of the Corporation and/or its affiliate or subsidiary, in accordance with the terms of the resolution of the Board of Directors of PG&E Corporation dated July 19, 1995, any subsequent PG&E policy or plan providing greater protection to Ms. Williams, or as otherwise required by law.

4.Cooperation with legal proceedings. Ms. Williams will, upon reasonable notice, furnish information and reasonable assistance to the Corporation and/or its affiliate or subsidiary (including truthful testimony and document production) as may reasonably be required by them or any of them in connection with any legal, administrative or regulatory proceeding in which they or any of them is, or may become, a party, or in connection with any filing or similar obligation imposed by any taxing, administrative or regulatory authority having jurisdiction, provided, however, that the Corporation and/or its affiliate or subsidiary will pay all reasonable expenses incurred by Ms. Williams in complying with this paragraph.

5.	Release of claims and covenant not to sue.

a.In consideration of the separation benefits and other benefits the Corporation is providing under this Agreement, Ms. Williams, on behalf of herself and her representatives, agents, heirs and assigns, waives, releases, discharges and promises never to assert any and all claims, liabilities or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that she ever had, now has or might have as of the Effective Date against the Corporation or its predecessors, affiliates, subsidiaries, shareholders, owners, directors, officers, employees, agents, attorneys, successors, or assigns. These released claims include, without limitation, any claims arising from or related to Ms. Williams's employment with the Corporation, or any of its affiliates and subsidiaries, and the termination of that employment. These released claims also specifically include, but are not limited, any claims arising under any federal, state and local statutory or common law, such as (as amended and as applicable) Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, the California Labor Code, any other federal, state or local law governing the terms and conditions of employment or the termination of employment, and the law of contract and tort; and any claim for attorneys' fees.

b.Ms. Williams acknowledges that there may exist facts or claims in addition to or different from those which are now known or believed by her to exist. Nonetheless, this Agreement extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, past or present, and Ms. Williams specifically waives all rights under Section 1542 of the California Civil Code which provides that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HIS SETTLEMENT WITH THE DEBTOR.

c.With respect to the claims released in the preceding paragraphs, Ms. Williams will not initiate or maintain any legal or administrative action or proceeding of any kind against the Corporation or its predecessors, affiliates, subsidiaries, shareholders, owners, directors , officers, employees, agents, attorneys, successors, or assigns, for the purpose of obtaining any personal relief, nor (except as otherwise required or permitted by law) assist or participate in any such proceedings, including any proceedings brought by any third parties.

6.Re-employment. Ms. Williams will not seek any future re-employment with the Corporation, or any of its subsidiaries or affiliates. This paragraph will not, however, preclude Ms. Williams from accepting an offer of future employment from the Corporation, or any of its subsidiaries or affiliates.

7.Non-disclosure.

a.Ms. Williams will not disclose, publicize, or circulate to anyone in whole or in part, any information concerning the existence, terms, and/or conditions of this Agreement without the express written consent of the PG&E Corporation's Chief Executive Officer or, as reasonably necessary to enforce the terms of this Agreement, unless otherwise required or permitted by law or if this Agreement is publicly filed with the Securities and Exchange Commission. Notwithstanding the preceding sentence, Ms. Williams may disclose the terms and conditions of this Agreement to her family members, and any attorneys or tax advisors, if any, to whom there is a bona fide need for disclosure in order for them to render professional services to her, provided that the person first agrees to keep the information confidential and not to make any disclosure of the terms and conditions of this Agreement unless otherwise required or permitted by law or if this Agreement is publicly filed with the Securities and Exchange Commission.

b.Ms. Williams will not use, disclose, publicize, or circulate any confidential or proprietary information concerning the Corporation or its subsidiaries or affiliates, which has come to her attention during her employment with the Corporation, unless doing so is expressly authorized in writing by PG&E Corporation's Chief Executive Officer, or is otherwise required or permitted by law. Ms. Williams may disclose such information to attorneys or tax advisors, if any, to whom there is a bona fide need for disclosure in order for them to render professional services to her, provided that the person first agrees to keep the information confidential and not to make any disclosure of such information. Nothing in this Agreement prohibits Ms. Williams from reporting possible violations of federal law or regulation to any governmental agency or regulatory authority, including but not limited to the U.S. Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

8.Mutual Non-Disparagement. The Parties agree to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions, which have or may reasonably have the effect of demeaning the name or business reputation of the other Party, or in the case of the Corporation, any of its subsidiaries or affiliates, or any of their respective employees, officers, directors, agents or advisors in their capacities as such or which adversely affects (or may reasonably be expected adversely to affect) the best interests (economic or otherwise) of any of them. Nothing in this paragraph 8 shall preclude either Party from fulfilling any legal duty it may have, including responding to any subpoena or official inquiry from any court or government agency, or from reporting possible violations of federal law or regulation to any governmental agency or regulatory authority, including but not limited to the U.S. Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

9.	No unfair competition.

a.For a period of 12 months after January 14, 2019, Ms. Williams will not engage in any unfair competition against the Corporation, or any of its subsidiaries or affiliates.

b.For a period of 12 months after January 14, 2019, Ms. Williams will not, directly or indirectly, solicit or contact for the purpose of diverting or taking away or attempt to solicit or contact for the purpose of diverting or taking away:

(1)	any existing customer of the Corporation or its affiliates or subsidiaries;

(2)
any prospective customer of the Corporation or its affiliates or subsidiaries about whom Ms. Williams acquired information as a result of any solicitation efforts by the Corporation or its affiliates or subsidiaries, or by the prospective customer, during Ms. Williams' employment with the Corporation;

(3)	any existing vendor of the Corporation or its affiliates or subsidiaries;

(4)
any prospective vendor of the Corporation or its affiliates or subsidiaries, about whom Ms. Williams acquired information as a result of any solicitation efforts by the Corporation or its affiliates or subsidiaries, or by the prospective vendor, during Ms. Williams' employment with the Corporation;

(5)
any existing employee, agent or consultant of the Corporation or its affiliates or subsidiaries, to terminate or otherwise alter the person's or entity's employment, agency or consultant relationship with the Corporation or its affiliates or subsidiaries; or

(6)	any existing employee, agent or consultant of the Corporation or its affiliates or subsidiaries, to work in any capacity for or on behalf of any person, Corporation or other business enterprise that is in competition with the Corporation or its affiliates or subsidiaries.

10.Material breach by Employee. In the event that Ms. Williams breaches any material provision of this Agreement, including but not necessarily limited to paragraphs 4, 5, 6, 7, 8 and/or 9 and fails to cure said breach upon reasonable notice, the Corporation will be entitled to recover any actual damages and to recalculate any future pension benefit entitlement without the additional credited age she received or would have received under this Agreement. Despite any breach by Ms. Williams, her other duties and obligations under this Agreement, including her waivers and releases, will remain in full force and effect. In the event of a breach or threatened breach by Ms. Williams of any of the provisions in paragraphs 4, 5, 6, 7, 8, and/or 9, the Corporation will, in addition to any other remedies provided in this Agreement, be entitled to equitable and/or injunctive relief and because the damages for such a breach or threatened breach will be difficult to determine and will not provide a full and adequate remedy, the Corporation will also be entitled to specific performance by Ms. Williams of her obligations under paragraphs 4, 5, 6, 7, 8, and/or 9.

11.Material breach by the Corporation. Ms. Williams will be entitled to recover actual damages in the event of any material breach of this Agreement by the Corporation, including any unexcused late or non-payment of any amounts owed under this Agreement, or any unexcused failure to provide any other benefits specified in this Agreement. In the event of a breach or threatened breach by the Corporation of any of its material obligations to her under this Agreement, Ms. Williams will be entitled to seek, in addition to any other remedies provided in this Agreement, specific performance of the Corporation's obligations and any other applicable equitable or injunctive relief.

12.No admission of liability. This Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind.

13.Complete agreement. This Agreement sets forth the entire agreement between the Parties pertaining to the subject matter of this Agreement and fully supersedes any prior or contemporaneous negotiations, representations, agreements, or understandings between the Parties with respect to any such matters, whether written or oral (including any that would have provided Ms. Williams with any different severance arrangements). The Parties acknowledge that they have not relied on any promise, representation or warranty, express or implied, not contained in this Agreement. Parole evidence will be inadmissible to show agreement by and among the Parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement.

14.Severability.    If any provision of this Agreement is determined to be invalid, void, or unenforceable, the remaining provisions will remain in full force and effect

15.Arbitration. With the exception of any request for specific performance, injunctive or other equitable relief, any dispute or controversy of any kind arising out of or related to this Agreement, Ms. Williams's employment with the Corporation (or with the employing subsidiary), the separation of Ms. Williams from that employment and from her positions as an officer and/or director of the Corporation or any subsidiary or affiliate, or any claims for benefits, rights under, or interpretation of this Agreement, will be resolved exclusively by final and binding arbitration using one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association currently in effect, provided, however, that in rendering their award, the arbitrators will be limited to those legal rights and remedies provided for by law. The only claims not covered by this paragraph are any non-waivable claims for benefits under workers' compensation or unemployment insurance laws, which will be resolved under those laws. Any arbitration pursuant to this paragraph will take place in San Francisco, California. The Parties may be represented by legal counsel at the arbitration but must bear their own fees for such representation in the first instance. The prevailing party in any dispute or controversy covered by this paragraph, or with respect to any request for specific performance, injunctive or other equitable relief in any forum, will be entitled to recover, in addition to any other available remedies specified in this Agreement, all litigation expenses and costs, including any arbitrator, administrative or filing fees and reasonable attorneys' fees, except as prohibited or limited by law. The Parties specifically waive any right to a jury trial on any dispute or controversy covered by this paragraph. Judgment may be entered on the arbitrators' award in any court of competent jurisdiction. Subject to the arbitration provisions of this paragraph, the sole jurisdiction and venue for any action related to the subject matter of this Agreement will be the California state and federal courts having within their jurisdiction the location of the Corporation's principal place of business in California at the time of such action, and both Parties thereby consent to the jurisdiction of such courts for any such action.

16.Governing law. This Agreement will be governed by and construed under the laws of the United States and, to the extent not preempted by such laws, by the laws of the State of California, without regard to their conflicts of laws provisions.

17.No waiver. The failure of either Party to exercise or enforce, at any time, or for any period of time, any of the provisions of this Agreement will not be construed as a waiver of that provision, or any portion of that provision, and will in no way affect that party's right to exercise or enforce such provisions. No waiver or default of any provision of this Agreement will be deemed to be a waiver of any succeeding breach of the same or any other provisions of this Agreement.

18.	Acceptance of Agreement.

a.Ms. Williams was provided over 21 days to consider and accept the terms of this Agreement and was advised to consult with an attorney about the Agreement before signing it. Corporation will pay Ms. Williams' reasonable legal fees and costs incurred in connection with the negotiation and review of this Agreement. After signing the Agreement, Ms. Williams will have an additional seven (7) days in which to revoke in writing acceptance of this Agreement. To revoke, Ms. Williams will submit a signed statement to that effect to PG&E Corporation's Chief Executive Officer before the close of business on the seventh day. If Ms. Williams does not submit a timely revocation, the Effective Date of this Agreement will be the eighth day after she has signed it.

b.Ms. Williams acknowledges reading and understanding the contents of this Agreement, being afforded the opportunity to review carefully this Agreement with an attorney of her choice, not relying on any oral or written representation not contained in this Agreement, signing this Agreement knowingly and voluntarily, and, after the Effective Date of this Agreement, being bound by all of its provisions.

19.Counterparts. This Agreement may be executed in one or more counterparts, which together will constitute one and the same agreement.

20.Successors and assigns. This Agreement will inure to the benefit of and be enforceable by the Parties and their respective successors and assigns, and the Corporation shall cause its obligations under this Agreement to be assumed by any entity that succeeds to all or substantially all of its business or assets.

a.Ms. Williams was provided over 21 days to consider and accept the terms of this Agreement and was advised to consult with an attorney about the Agreement before signing it. Corporation will pay Ms. Williams' reasonable legal fees and costs incurred in connection with the negotiation and review of this Agreement. After signing the Agreement, Ms. Williams will have an additional seven (7) days in which to revoke in writing acceptance of this Agreement. To revoke, Ms. Williams will submit a signed statement to that effect to PG&E Corporation's Chief Executive Officer before the close of business on the seventh day. If Ms. Williams does not submit a timely revocation, the Effective Date of this Agreement will be the eighth day after she has signed it.

b.Ms. Williams acknowledges reading and understanding the contents of this Agreement, being afforded the opportunity to review carefully this Agreement with an attorney of her choice, not relying on any oral or written representation not contained in this Agreement, signing this Agreement knowingly and voluntarily, and, after the Effective Date of this Agreement, being bound by all of its provisions.

19.Counterparts. This Agreement may be executed in one or more counterparts, which together will constitute one and the same agreement.

20.Successors and assigns. This Agreement will inure to the benefit of and be enforceable by the Parties and their respective successors and assigns, and the Corporation shall cause its obligations under this Agreement to be assumed by any entity that succeeds to all or substantially all of its business or assets.